Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Tenable Holdings, Inc. for the registration of 22,333,780 shares of its common stock and to the incorporation by reference therein of our reports dated February 28, 2020, with respect to the consolidated financial statements of Tenable Holdings, Inc, and the effectiveness of internal control over financial reporting of Tenable Holdings, Inc, included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP

Tysons, Virginia
July 29, 2020